Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”) is hereby made and entered into this 23rd day of March, 2020, by and between Cerecor Inc., a Delaware corporation (the “Company”), and Dr. Pericles Calias (“Executive”). (The Company and Executive are sometime referred to herein each as a “Party” and together as the “Parties.”)

WHEREAS, Executive has been employed by the Company as its Chief Scientific Officer pursuant to a letter agreement dated on or about July 16, 2018 setting out the terms and conditions of the Executive’s employment with the Company (the “Employment Agreement”) and in accordance with that Employment Agreement will be receiving his 2019 Bonus of
$140,000 on or before March 31, 2020; and

WHEREAS, Executive has elected to resign without Good Reason his employment with the Company effective as of June 30, 2020 (the “Termination Date”), and in connection therewith the Company has agreed to provide certain severance benefits conditioned upon Executive’s execution and non-revocation of this Agreement and execution and non-revocation of the Second Release (as defined below); and

WHEREAS, the Parties desire for Executive to continue his employment with the Company during the period beginning on the date hereof and ending on the Termination Date (such period is referred to herein as the “Transition Period”); and

WHEREAS, this Agreement constitutes a general release of claims upon which Executive’s severance benefits are conditioned, together with the Second Release, and contains such other terms as are mutually agreed to by the Parties.

NOW THEREFORE, in consideration of the mutual obligations set forth in this Agreement, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.	Termination of Employment; Final Pay; Transition.

a.
Executive will continue to provide services to the Company during the Transition Period as an employee of the Company. During the Transition Period Executive will assist the management of the Company in the transition of his duties to his successor or other employees of the Company, and will make himself reasonably available to the management of the Company with respect to such matters he has knowledge of as reasonably determined by the Company’s Chief Executive Officer and communicated to the Executive in writing. The Company agrees that Executive will not be required to come into the office and the assignments will not interfere with Executive’s other professional or personal obligations. In consideration of the Executive’s continued employment during the Transition Period, the Company shall continue to pay the Executive during the Transition Period his current base salary, payable in accordance with the Company’s payroll policies. In addition, Executive will continue to be covered under the Company’s employee benefit plans including its 401k and ESPP plans, policies and arrangements, subject to the terms and conditions of such plans, policies or arrangements.

b.
Effective as of the Termination Date, Executive’s employment with the Company, as well as all offices, titles and positions he holds with or for the benefit of the Company and/or its affiliates, including but not limited to his position as Chief Scientific Officer, will be terminated. Except as set out in this Agreement, as provided by the specific terms of a benefit plan or as required by law, effective as of the Termination Date, all of Executive’s employee benefits with the Company will terminate. Executive will receive his final paycheck (minus applicable federal, state and local payroll taxes, and other withholdings required by law or properly requested by Executive) on the Company’s next regular pay day following the Termination Date. Executive hereby acknowledges and agrees that upon receipt of this final paycheck, he will have received all compensation due to him from the Company for his work through the Termination Date. Except as expressly provided herein, required by applicable law, or as may be vested under the Company’s plans, policies and arrangements, after the Termination Date, Executive will be entitled to no further compensation or employee benefits from the Company. Executive acknowledges that he has no entitlement or rights under any severance or similar arrangement maintained by the Company or any of its affiliates, and except as otherwise provided specifically in Section 2 of this Agreement, the Company and its affiliates do not and will not have any other liability or obligation to Executive, including under the Employment Agreement. The Executive further acknowledges that, in the absence of his execution of this Agreement and the Second Release, the payments specified in Section 2 below, would not otherwise be payable.

c.
The severance and other benefits described in Section 2 below are conditioned on Executive executing the release agreement in the form attached hereto as Exhibit A (the “Second Release”) prior to the 22nd day following the Termination Date, and will become payable in accordance with the terms of this Agreement only upon the Second Release becoming irrevocable.

2.
Separation Benefits. In consideration of Executive’s execution and non-revocation of this Agreement and the Second Release, the Company will provide Executive with the following payments and benefits (collectively the “Separation Benefits”):

a.
Separation Pay. The Company will pay Executive an aggregate amount equal to nine (9) months of Executive’s Base Salary of $350,000, less current deductions in place at the Company (the “Separation Pay”), in substantially equal installments over the nine (9) month period following the Termination Date in accordance with the Company’s payroll schedule. Such payments will begin on the first customary

Company payroll date after the Second Release becomes irrevocable and all payments shall be made in accordance with the Company’s payroll policies as may be in effect from time to time. The Separation Pay will be subject to all applicable federal, state and local payroll taxes, and other withholdings required by law.

b.
Vesting of Options and Restricted Share Units. All stock options and Restricted Share Units granted to Executive by the Company shall vest in full as of the Termination Date, and shall continue to be exercisable until 90 days following the Termination Date.

c.
Benefits. The Executive acknowledges that he did not participate in the Company’s health insurance plan, but did participate in the Company’s vision plan and, therefore, is not eligible for continued health insurance coverage under federal COBRA law, but is eligible for COBRA for vision insurance, and if he timely enrolls in COBRA the Company will pay his COBRA payments and any administrative fee for the nine month severance period for his vision coverage.

3.
Release of Claims. In exchange for the Company’s providing Executive with the Separation Benefits described above and continuing his employment during the Transition Period, by signing this Agreement, and unless as excluded below, Executive releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Executive ever had or now has, including but not limited to any claims arising out of or related to his employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law). The release includes, without limitation, Executive’s release of the Company and the Company Parties from any claims for lost wages or benefits, stock options, restricted stock, restricted stock units, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of     emotional distress misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. Executive also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from: all claims under applicable state laws prohibiting discrimination, harassment and retaliation and all similar state and local laws; all claims under laws governing the payment of wages or protection of workers seeking payment for work performed and any other federal, state or local statutory and/or common laws governing the payment of wages; and/or and all claims under federal law based on unlawful employment discrimination, harassment or retaliation, including, but not limited to, claims for violation of Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Genetic Information and Discrimination Act, and the Federal Age Discrimination In Employment Act (29 U.S.C. § 621 et. seq.)

Executive hereby acknowledges that this release applies both to known and unknown claims that may exist between Executive and the Company and the Company Parties. Executive expressly waives and relinquishes all rights and benefits which he may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date he executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver. Provided, however, that nothing in this Agreement extinguishes any claims or rights Executive may have against the Company for breach of this Agreement, his vested benefits and/or vested equity. Further, Executive is not releasing his rights to indemnification and defense, if any.

4.
No Admissions. Executive understands, acknowledges and agrees that the release set out above in Section 3 is a final compromise of potential claims through the date of his execution of this Agreement, and is not an admission by the Company that any such claims exist or that the Company or the Company Parties are liable for any such claims.

Notwithstanding the foregoing, nothing in this Agreement or the Second Release prohibits, Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Executive and the Company and the Company Parties, and by signing this Agreement, Executive acknowledges that he is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Executive or on Executive’s behalf, individually or collectively.

5.
Cooperation. By signing this Agreement, Executive promises and agrees, at all times after the Termination Date, to cooperate fully with the Company and its officers, directors, employees, agents and legal counsel in connection with any claim, complaint, charge, suit or action previously or hereafter asserted or filed by or against the Company or any of the Company Parties that relates to, arises out of or is connected directly or indirectly with (i) Executive’s employment with the Company, (ii) any other relationship or dealings between Executive and the Company or any of the Company Parties, or (iii) any other matter relating to the Company or any of the Company Parties. Executive’s cooperation with the Company shall continue throughout the pendency of any such claim, complaint, charge, suit or action. Further, Executive promises and agrees that, in the event he is subject to a valid and enforceable subpoena or court order that compels his testimony at a trial, hearing or deposition concerning his relationship with the Company or any other matter relating to the Company or any of the Company Parties, he will provide reasonable and prompt notice to the Company of this fact and cooperate fully with the Company prior to and during his testimony, to the maximum extent possible, consistent with his obligation to provide truthful testimony. Executive further agrees that, in the event he is named as a defendant in a legal proceeding resulting from, arising out of, or connected directly or indirectly with Executive’s employment with the Company, or any act, omission or conduct occurring during Executive’s employment with the Company, he will provide reasonable and prompt notice of this fact to the Company. The Company agrees to reimburse Executive for reasonable out-of-pocket expenses as reasonably required for such cooperation and consultation.

Notwithstanding the foregoing, nothing in this Agreement or the Second Release prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that he has made such reports or disclosures. The Company agrees that it will take no adverse action against Executive for truthful statements and testimony and that it will not seek to obtain any testimony or evidence that is not truthful and that it will not improperly seek to influence or modify any testimony of Executive.

6.
Return of Property. As a condition to Executive’s receipt of the Separation Benefits, Executive shall promptly following the Termination Date and without delay return all property of the Company in his possession, including, without limitation, any credit cards, equipment, and all originals and any copies of all disks, tapes, files, correspondence, data, notes and other documents pertaining to the Company’s confidential information and proprietary products, customers and business. Such property shall be in reasonably good condition to the best of his ability. As Executive works remotely, prior to the Termination Date, the Company will provide Executive with pre-posted boxes for Executive to use to satisfy his obligations under this paragraph.

7.
Survival of Employment Agreement Obligations. Executive hereby acknowledges and agrees that his post-employment obligations under the Employment Agreement, regarding confidentiality (Section 9a), non-solicit (Section 9c), Inventions (Section 9e) remain in full force and effect. As to Executive’s obligation not to compete (Section 9b), Executive agrees to comply with same, but the Company herein limits those obligations to the area of congenital disorders of glycosylation. Executive further acknowledges and agrees that he shall abide by such surviving obligations stated in the Employment Agreement as revised in this Agreement, and that such obligations are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that he received adequate consideration in exchange for agreeing to those restrictions.

8.
Non-Disparagement. Executive agrees that he will not denigrate, defame, disparage or cast aspersions upon the Company, the Company Parties, their products, services, business and manner of doing business,; provided, however, nothing in this Agreement prohibits Executive from providing truthful information and/or testimony in response to any court order or valid subpoena, or in connection with any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or any other authorized state or federal agency.

9.
Section 409A. The Parties hereby acknowledge and agree that all benefits or payments provided by the Company to Executive pursuant to this Agreement are intended either to be exempt from Section 409A of the Internal Revenue Code, or to be in compliance with Section 409A, and the Agreement shall be interpreted to the greatest extent possible to be so exempt or in compliance.

10.
Relief and Enforcement. Executive understands and agrees that, in addition to any other remedies that the Company (or the Company Parties) has at law or in equity, upon any breach of this Agreement or the Second Release by Executive, the Company may immediately cease providing any or all of the Separation Benefits and/or seek recovery of Separation Benefits that have been paid to him pursuant to Section 2, above. Executive also understands and agrees that if he violates the terms of Sections 5, 6, 7 or 8 of this Agreement, Executive will cause injury to the Company and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law. Accordingly, Executive agrees that if he violates Sections 5, 6, 7 or 8 of this Agreement, the Company (or the Company Parties) will be entitled as a matter of right to obtain an injunction from a court of law, restraining Executive from any further violation of this Agreement. The right to an injunction is in addition to any other remedies that the Company (or the Company Parties) has at law or in equity.

11.
Assignment. This Agreement may not be assigned by Executive. The Company shall have the right to assign this Agreement and the Second Release to its successors and assigns in connection with a change in control or business transaction requiring a general assignment, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by and binding upon said successors or assigns.

12.
No Modifications; Governing Law; Entire Agreement. This Agreement cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Agreement is effective unless in writing and signed by all of the Parties hereto. The Parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of Maryland. This Agreement, the Second Release and the surviving provisions of the Employment Agreement, set forth the entire and fully integrated understanding between the Parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out therein.

13.
Right to Revoke. ONCE SIGNED BY EXECUTIVE, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”). IN ORDER TO REVOKE HIS ACCEPTANCE OF THIS AGREEMENT, EXECUTIVE MUST DELIVER WRITTEN NOTICE TO THE COMPANY AT 540 GAITHER ROAD, SUITE 400, ROCKVILLE, MD 20850, ATTN: CHIEF EXECUTIVE OFFICER, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITH THE SEVEN (7) DAY REVOCATION PERIOD.

14.
Voluntary Execution.    By signing below, Executive acknowledges that he has read this Agreement, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of his attorney, who is the attorney of his own choosing. The parties agree that electronic signatures by both parties are acceptable.

15.	Miscellaneous.

a.
Should any portion, term or provision of this Agreement be declared or determined by any arbitrator or court to be illegal, invalid or unenforceable, the validity of the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement.

b.
The Parties agree that the failure of a Party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the Party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

c.
This Agreement shall inure to the benefit of and shall be binding upon Executive, his heirs, administrators, representatives, executors, successors and assigns, and upon the successors and assigns of the Company.

d.	The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement. This Agreement may be executed in counterparts.

e.
Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future unless specifically approached by Company management or the Company’s or its subsidiaries’ or affiliates’ boards of directors regarding re-employment or re-hiring at a future date.

f.	Counterparts may be transmitted and/or signed by facsimile or electronic mail. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the Parties to the same extent as a manually signed original thereof.

EXECUTIVE HEREBY ACKNOWLEDGES THAT HE HAS BEEN GIVEN A PERIOD OF AT TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT OR UNTIL APRIL 14, 2020. EXECUTIVE IS HEREBY ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

[Signature page follows.]

SIGNATURE PAGE TO SEPARATION AGREEMENT

IN WITNESS WHEREOF, each of the Parties hereto acknowledges having read and understood the contents and effect of this Agreement and has executed this Agreement freely and with full authority duly given, all as of the date first above written.

CERECOR INC.

By: /s/ Michael Cola
Name: Michael Cola
Title: CEO

DATE: March 25, 2020

EXECUTIVE:

By: /s/ Dr. Pericles Calias
Name: Dr. Pericles Calias

DATE: March 24, 2020